Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Matternet, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Matternet, Inc. and subsidiaries (collectively the “Company”) as of September 30, 2025 and 2024, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2025 and 2024, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has experienced net losses, used cash in operations, and requires additional capital to operate, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ dbbmckennon

Newport Beach, California

May 12, 2026

We have served as the Company’s auditor since 2026.

PCAOB ID #3501

Matternet, Inc.

Consolidated Balance Sheets

As of September 30, 2025 and 2024

	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$294,411	$1,414,866
Accounts receivable, net	60,002	7,440
Prepaid expenses and other current assets	600,114	319,292
Total current assets	954,527	1,741,598
Property and equipment, net	620,497	787,543
Right-of-use assets, net	678,426	236,429
Other non-current assets	55,071	3,807
Total assets	$2,308,521	$2,769,377

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICT
Current liabilities:
Accounts payable	$537,445	$201,348
Accrued expenses	376,553	372,263
Accrued interest payable	-	729,885
Deferred revenue	125,852	-
Notes payable, net	4,176,510	-
Convertible debt, net - current	-	5,531,810
Operating lease liability, current	576,940	253,986
Warrant liability	614,680	582,170
Derivative liability	-	5,714,957
Total current liabilities	6,407,980	13,386,419
Convertible debt, net - non-current	-	1,473,597
Operating lease liability, non-current	103,504	-
Accrued interest payable, non-current	-	27,858
Total liabilities	6,511,484	14,887,874

Commitments and contingencies (Note 12)

Redeemable convertible preferred stock; 21,987,039 shares authorized; 18,994,952 issued and outstanding as of September 30, 2025, 16,710,948 shares issued and outstanding as of September 30, 2024. Liquidation value of $91,397,911 and 83,748,193 as of September 30, 2025 and 2024.	115,711,805	83,320,617

Stockholders’ deficit:
Common stock par value $0.0001; 39,000,000 shares authorized; 6,322,254 and 5,521,098 shares issued and outstanding as of September 30, 2025 and 2024.	632	552
Additional paid-in capital	10,732,275	4,221,418
Accumulated deficit	(130,647,675)	(99,661,084)
Total Stockholders’ deficit	(119,914,768)	(95,439,114)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$2,308,521	$2,769,377

See accompanying notes to these consolidated financial statements.

Matternet, Inc.

Consolidated Statements of Operations for the years ended

September 30, 2025 and 2024

	Year ended September 30,
	2025	2024
Revenues	$392,739	$542,974
Cost of revenues	597,601	905,703
Gross profit (loss)	(204,862)	(362,729)

Operating expenses:
Research and development	2,998,149	3,411,008
General and administrative	4,718,524	4,921,812
Sales and marketing	219,597	221,570
Total operating expenses	7,936,270	8,554,390

Loss from operations	(8,141,132)	(8,917,119)

Other income (expense):
Interest expense (non-cash)	(4,643,165)	(2,053,355)
Interest expense	(1,070,461)	(674,355)
Change in fair value of derivative liabilities	(19,026,448)	(1,567,737)
Change in fair value of warrant liabilities	(365,162)	131,244
Gain on extinguishment of debt	1,572,565	-
Other income	695,704	187,773
Total other expense	(22,836,967)	(3,976,430)
Net loss before income taxes	(30,978,099)	(12,893,549)
Income tax provision	8,492	3,650
Net loss	$(30,986,591)	$(12,897,199)
Net loss per common share - basic and diluted	$(5.55)	$(2.34)
Weighted-average shares used in computing basic and diluted net loss per share	5,585,734	5,521,098

See accompanying notes to these consolidated financial statements.

Matternet, Inc.

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the years ended September 30, 2025 and 2024

	Redeemable Convertible Preferred Stock		Common Stock		Additional paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	capital	Deficit	Deficit
Balance at September 30, 2023	16,710,948	$83,320,617	5,521,098	$552	$3,116,972	$(86,763,885)	$(83,646,361)
Net loss	-	-	-	-	-	(12,897,199)	(12,897,199)
Stock-based compensation expense	-	-	-	-	1,104,446	-	1,104,446
Balance at September 30, 2024	16,710,948	$83,320,617	5,521,098	$552	$4,221,418	(99,661,084)	$(95,439,114)
Net loss	-	-	-	-	-	(30,986,591)	(30,986,591)
Forgiveness on convertible preferred stocks	(1,902,086)	(5,000,000)			5,000,000		5,000,000
Issuance of preferred stock upon conversion of convertible notes	3,971,333	36,051,824	-	-	-	-	-
Issuance of preferred stock in connection with Series B-3 offering (cash)	214,757	1,339,364	-	-	-	-	-
Options exercised	-	-	5,050	-	8,916	-	8,916
Warrant liability extinguished	-	-	-	-	839,573	-	839,573
Warrants exercised for shares	-	-	796,106	80	(80)	-	-
Stock-based compensation expense	-	-	-	-	662,448	-	662,448
Balance at September 30, 2025	18,994,952	$115,711,805	6,322,254	$632	$10,732,275	(130,647,675)	$(119,914,768)

See accompanying notes to these consolidated financial statements.

Matternet, Inc.

Consolidated Statements of Cash Flows for the years ended September 30, 2025 and 2024

	2025	2024
Cash flows from operating activities:
Net loss	$(30,986,591)	$(12,897,199)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	172,972	449,700
Operating lease right-of-use assets amortization	417,312	383,844
Gain on extinguishment of debt	(1,572,565)	-
Loss on retirement of property, plant, and equipment	78,728	243,913
(Gain) loss on remeasurement of warrant liabilities	365,162	(131,244)
Loss on remeasurement of derivative liabilities	19,026,449	1,567,737
Amortization of debt issuance costs	61,102	4,661
Amortization of debt discount	4,610,088	2,053,355
Stock-based compensation	662,448	1,104,446
Changes in Operating Assets and Liabilities:	-	-
Accounts receivable	(52,561)	249,981
Prepaid expenses and other current assets	(280,825)	234,449
Other non-current assets	(51,263)	136,000
Accounts payable	336,096	(50,696)
Accrued expenses	9,896	(70,770)
Accrued interest payable	571,465	669,612
Deferred revenue	125,852	(281,944)
Operating lease liability	(432,851)	(366,287)
Net cash used in operating activities	(6,939,086)	(6,700,442)
Cash flows from investing activities:
Purchase of property, plant, and equipment	(84,654)	(131,340)
Net cash used in investing activities	(84,654)	(131,340)
Cash flows from financing activities
Proceeds from promissory notes payable	4,176,510	-
Proceeds from convertible notes	400,000	1,581,192
Proceeds from issuance of Series B-3 preferred stock	1,339,364	-
Common stock issued for options exercised	8,916	-
Payment of debt issuance fees	(21,505)	(49,844)
Net cash provided by financing activities	5,903,285	1,531,348
Net change in cash and cash equivalents	(1,120,455)	(5,300,434)
Cash and cash equivalents balance, beginning of year	1,414,866	6,715,300
Cash and cash equivalents balance, end of year	$294,411	$1,414,866

Supplemental disclosure of cash flow information
Cash paid for interest	$498,976	$4,744
Cash paid for income taxes	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Right-of-use assets obtained in exchange for lease liabilities	$859,310	$486,673
Conversion of convertible notes and extinguishment of derivative liability for convertible preferred stock	$36,051,826	$-
Extinguishment of warrant liability for convertible preferred stock	$839,573	$-
Forgiveness on convertible preferred stock	$5,000,000	$-
Warrants issued in connection with notes payable	$506,921	$-
Embedded derivative discount on convertible notes	$-	$86,700
Warrants, net exercised for shares of common stock	$80	$-

See accompanying notes to these consolidated financial statements

Notes to Consolidated Financial Statements

As of and for the Years Ended September 30, 2025 and 2024

1. Nature of Operations and Business

Matternet, Inc. (the “Company”) is a Delaware corporation headquartered in Mountain View, California, founded in 2011 as a developer of commercial drone delivery systems for urban and suburban environments. The Company designs, builds, and operates autonomous drone networks that enable ultra-fast, low-cost, and zero-emission package delivery across healthcare, commerce, and logistics sectors.

The Company’s integrated platform includes autonomous drones, landing stations, and a cloud-based logistics platform that provides an end-to-end autonomous aerial delivery service for healthcare, e-commerce, and logistics organizations. In addition, the Company expanded into home delivery, launching a consumer drone delivery service.

2. Summary of Significant Accounting Policies

Going Concern and Management Plans

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company sustained net losses of $30,986,591 and $12,897,199 during the years ended September 30, 2025 and 2024, respectively, and had cash used in operations of $6,939,086 during the year ended September 30, 2025. The Company requires additional capital to operate and expects losses to continue for the foreseeable future. These factors raise substantial doubts about the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern until it reaches profitability is dependent upon its ability to generate cash from operating activities and to raise additional capital to fund operations. Management plans to raise additional capital to fund operations through debt and/or equity financings. Our failure to raise additional capital could have a negative impact on not only our financial condition but also our ability to execute our business plan. No assurance can be given that the Company will be successful in these efforts. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company may not be able to obtain financing on acceptable terms, or at all.

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s fiscal year end is September 30.

Segment Information

Operating segments are defined as components of an entity for which discrete financial information is available that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company’s Chief Executive Officer serves as the Company’s CODM. The CODM reviews financial information on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, the Company has one operating and reportable segment. See further information in Note 13.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these financial statements include, but are not limited to fair values of investments and other financial instruments, and valuation of common stock and related stock-based compensation, warrant liabilities, and derivative liabilities. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments, consisting principally of cash and cash equivalents, are potentially subject to credit risk concentration. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be credit-worthy, in amounts that may exceed federally insured limits. The Company has not experienced any losses related to its cash and cash equivalents and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

A significant portion of our revenue is concentrated with a limited number of customers. Customer A accounted for approximately 67% and 90% of revenue for the years ended September 30, 2025 and 2024, respectively.

A significant portion of our accounts receivable are concentrated with a limited number of customers. Customer B accounted for approximately 82% and 0% of accounts receivable for the years ended September 30, 2025 and 2024, respectively.

The loss of one more of these customers would have a material impact on the Company’s operations.

Fair value measurement

Certain assets and liabilities of the Company are carried at fair value under U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

●	Level 1—Quoted (unadjusted) market prices in active markets for identical assets or liabilities.

●	Level 2— Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

●	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets and liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying values of the Company’s accounts receivable, prepaid expenses and accounts payable and accrued expenses approximate their fair values due to the short-term nature of these assets and liabilities.

See Note 4 for additional information regarding fair value measurements.

Cash and cash equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Accounts receivable, net

Trade receivables are amounts due from customers for services performed in the ordinary course of business.  Each month, the Company reviews its receivables on a customer-by-customer basis and evaluates whether an allowance for credit loss is necessary based on any known or perceived collection issues. Any balances that are eventually deemed uncollectible are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of September 30, 2025 and 2024, the Company determined that the allowance for credit losses was immaterial.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation. Depreciation expense is recognized using the straight-line method over the estimated useful life of the asset, which is 3 years for office equipment, 5 years for furniture and fixtures, 15 years for software (perpetual enterprise design software), 7 years for equipment and machinery, 1 year for the Company’s drones and landing pads, and the shorter of the remaining lease term or estimated useful life for leasehold improvements. Estimated useful lives are routinely assessed by management for accuracy. Maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the cost of these assets and related accumulated depreciation or amortization are eliminated from the consolidated balance sheets and any resulting gains or losses are included in the consolidated statements of operations in the period of disposal.

Impairment of Long-Lived Assets

Long-lived assets consist primarily of property and equipment and ROU assets. The Company evaluates its long-lived assets for impairment when events or changes in circumstances indicate the carrying amount of an asset or asset group (collectively, the “asset group”) may not be recoverable. An asset group represents the lowest level for which cash flows can be identified. Recoverability is measured by comparing the book value of the asset group to the expected future net undiscounted cash flows that the asset group is expected to generate. If we consider the asset group to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset group exceeds its fair value. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell. The Company did not recognize any impairment during the years ended September 30, 2025 or 2024.

Deferred offering costs

The Company complies with the requirements of ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to additional paid-in capital or as a discount to debt, as applicable, upon the completion of an offering or to expense if the offering is not completed. As of September 30, 2025 and 2024, there were no deferred offering costs.

Leases

The Company accounts for leases in accordance with ASC 842, Leases. The Company has elected not to apply the recognition requirements to leases with a term of twelve months or less. The Company does not separate non-lease components from lease components.

The Company determines if an arrangement is a lease, or includes an embedded lease, at inception for each contract or agreement. A contract is or contains an embedded lease if the contract meets all of the following criteria:

(i)	there is an identified asset

(ii)	the Company obtains substantially all of the economic benefits of the asset

(iii)	the Company has the right to direct the use of the asset

The Company’s operating lease agreements include office and warehouse space, and cargo vans. Right-of-use assets (“ROU assets”) represent the right to use an underlying asset for the lease term and operating lease liabilities represent the obligation to make payments arising from the lease or embedded lease. Operating lease ROU assets and operating lease liabilities are recognized at the commencement date based on the present value of the future minimum lease payments over the lease term. Operating lease ROU assets are based on the operating lease liabilities adjusted for prepayments, initial direct costs, lease incentives, and impairment of operating lease assets. As most leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on the estimated rate of interest for a collateralized borrowing of a similar asset, with a similar term to the lease payments at the commencement date.

The operating lease ROU assets and operating lease liabilities include lease payments made, including variable amounts that are based on an index or rate, and exclude lease incentives. Variability that is not due to an index or rate, such as payments made based on usage or hourly rates (e.g., common area maintenance, utilities, real estate taxes or other costs) is excluded from the lease liability. Lease terms may include options to extend or terminate the lease.

Renewal option periods are included within the lease term and the associated payments are recognized in the measurement of the operating ROU asset and operating lease liability when exercise is at our discretion and is reasonably certain of being exercised. Over the lease term, the Company uses the effective interest rate method to account for the lease liability as lease payments are made and the ROU asset is amortized in a manner that results in straight-line expense recognition.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common stock and whether the instrument holders could potentially require net cash settlement in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and, for liability-classified warrants, at each reporting period end date while the warrants are outstanding. Liability classified warrants are revalued on each subsequent balance sheet date until such instruments are exercised or expired, with any changes in the fair value between reporting periods recorded in the statements of operations.

Classification of Redeemable Convertible Preferred Stock

The Company has applied the guidance in ASC 480-10-S99-3A, SEC Staff Announcement: Classification and Measurement of Redeemable Securities and has therefore classified its Redeemable Convertible Preferred Stock as temporary equity. The Redeemable Convertible Preferred Stock was recorded outside of stockholders’ deficit because, in the event of certain deemed liquidation events considered not solely within the Company’s control, such as a merger, acquisition or sale of all or substantially all of the Company’s assets, the convertible preferred stock would have become redeemable at the option of the holders.

Convertible Instruments

U.S. GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments when specified criteria are met, unless an exception applies for conventional host instruments. The Company evaluates its convertible instruments, options, warrants or other contracts to determine whether embedded components require separate derivative accounting under ASC 815, Derivatives and Hedging (“ASC 815”). The result of this accounting treatment is that the fair value of the derivative is marked-to-market at each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the consolidated statements of operations as other income (expense). Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Equity instruments that are initially classified as equity and subsequently become subject to reclassification under ASC 815 are reclassified to liabilities at the fair value of the instrument on the reclassification date.

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) primarily consists foreign currency translation adjustments.

The financial statements of the Company’s non-U.S. subsidiaries are translated from their functional currency, which is typically the local currency, into U.S. dollars. Assets and liabilities are translated at period end exchange rates, and revenue and expenses are translated using average monthly exchange rates. The resulting gain or loss was deemed negligible for the years ended September 30, 2025 and 2024.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation – Stock Compensation (“ASC 718”). The Company measures all stock-based awards granted to employees, directors and non-employee consultants based on the fair value on the date of the grant and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award. For awards with service-based vesting conditions, the Company records the expense using the straight-line method. For awards with performance-based vesting conditions, the Company records the expense if and when the Company concludes that it is probable that the performance condition will be achieved.

The Company classifies stock-based compensation expense in its consolidated statements of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. We estimate the volatility of common stock on the date of grant based on the weighted-average historical stock price volatility of our own shares or comparable publicly traded companies in our industry group. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield reflects the Company’s history of not paying cash dividends on common stock and its expectation that it will not pay cash dividends in the foreseeable future. Forfeitures are recognized as incurred. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

Revenue recognition

The Company accounts for revenue in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). The Company determines revenue recognition through the following steps:

●	Identification of a contract with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when or as the performance obligations are satisfied.

Revenue is measured based on the amount that reflects the consideration we expect to receive, which is based on the amount specified in the contract with our customer. Revenue is recognized when the performance obligations under the terms of the contract are satisfied, which generally occurs as control of the promised goods or services is transferred to customers. If appropriate under ASC 606, we allocate the transaction price to individually distinct performance obligations based on the relative standalone selling prices of the distinct good or service. As a practical expedient, the Company does not adjust the transaction price for the effects of a significant financing component if, at contract inception, the period between customer payment and the transfer of goods or services is expected to be one year or less.

The Company recognizes revenue from its enterprise platform access over time based on the contract term. The Company accounts for its arrangements as a single, integrated performance obligation representing stand-ready access to and/or operation of a drone and a drone logistics network and related support services over the contractual service period. The Company primarily recognizes revenue over time, as the customer simultaneously receives and consumes the benefits of the Company’s stand-ready and operational services throughout the service term.

The Company recognizes revenue from its delivery as a service over time based on the contract term. The Company accounts for its managed delivery services as a single, integrated performance obligation representing the design, deployment, and operation of a drone delivery network, including related support activities such as maintenance, reporting, training, payload development, and planning.

Service fees that have been invoiced or paid but performance obligations have not been met are recorded as deferred revenue. As of September 30, 2025 and 2024, the Company had $125,852 and $0, respectively, in deferred revenue pertaining to customer operated and managed delivery services. As of September 30, 2025, the Company expects to recognize substantially all of its deferred revenue balance as revenue within the next 12 months.

Cost of Revenue

Cost of revenue consists primarily of depreciation allocated to drone assets, direct labor, and other direct costs related to data, software, and services required for the drones to operate as intended.

The Company allocates the portion of depreciation expense recognized during each period based on a straight line methodology over the life of the drone assets.

Direct labor costs are allocated to cost of revenue based on departments or resource with direct contact involvement. Each contract is assessed to determine which personnel will be directly involved in delivery of performance obligations. Direct labor typically includes roles in fleet management, hardware operations, and software engineering.

General and Administrative Expense

General and administrative expenses represent costs incurred for general and administrative functions, which primarily consists of personnel compensation costs, including stock-based compensation for executive management and administrative functions, including finance and accounting, legal, and human resources, as well as general corporate expenses and general insurance. These costs are expensed as incurred.

Research and development

Research and development expenses represent costs incurred for research and development functions, which consists primarily of personnel compensation costs, including stock-based compensation, for employees in engineering, design and product development, and prototype materials (hardware and software) costs incurred during the product design process. Substantially all of the Company’s research and development expenses are related to developing new products and services, improving existing products and services, and developing product production processes. These costs are expensed as incurred. Research and development costs were $2,998,149 and $3,411,008 for the years ended September 30, 2025 and 2024.

Income Taxes

Deferred income tax is recognized on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts on the balance sheet. Deferred tax is calculated using tax rates and laws that have been enacted or substantively enacted at the balance sheet date, and which are expected to apply when the related deferred tax asset is realized or the deferred tax liability is settled.

Deferred tax liabilities are generally recognized for all taxable temporary differences, but not recognized for taxable temporary differences arising on investments in subsidiaries where the reversal of the temporary difference can be controlled and it is probable that the difference will not reverse in the foreseeable future. Deferred tax liabilities are not recognized on temporary differences that arise from goodwill, which is not deductible for tax purposes.

Deferred tax assets are recognized to the extent it is probable that taxable profits will be available against which the deductible temporary differences can be utilized and are reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax assets and liabilities are not recognized in respect of temporary differences that arise on initial recognition of assets and liabilities acquired other than in a business combination. Deferred tax is not discounted.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

Net loss per share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the weighted average number of shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities were anti-dilutive as of September 30 2025 and 2024, diluted net loss per share is the same as basic net loss per share for each year. Potentially dilutive items outstanding as of September 30, 2025 and 2024 were stock options which were 4,514,863 and 4,209,972, respectively. Additionally, for the year ended September 30, 2024, the Company had convertible notes that were convertible into an indeterminate number of shares. For the year ended September 30, 2025 and 2024, the Company had convertible preferred stock of 18,994,952 and 16,710,948, respectively, that is deemed potentially dilutive.

Recent Accounting Pronouncements

Changes to U.S. GAAP are established by the Financial Accounting Standards Board (FASB), in the form of an Accounting Standards Updates (ASU), to the FASB’s ASC. The Company will adopt these changes according to the various timetables the FASB specifies. There were no recently adopted accounting standards which had a material impact on the Company’s consolidated financial position, results of operations, changes in stockholders’ equity and cash flows.

Recent Accounting Pronouncements Adopted

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280) - Improvements to Reportable Segment Disclosures,” which enables investors to better understand an entity’s overall performance through enhanced disclosures about significant segment expenses. The guidance enhances interim disclosure requirements, clarifies circumstances in which an entity can disclose multiple segment measures of profit or loss, and provides new segment disclosure requirements for entities with a single reportable segment. The Company adopted the provisions of ASU 2023-07 as of September 30, 2024. Refer to Note 11 for additional information.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740) - Improvements to Income Tax Disclosures,” which requires greater disaggregation of income tax disclosures related to the income tax reconciliation and income taxes paid. The amendments improve the transparency of income tax disclosures by requiring (1) consistent categories and greater disaggregation of information in the rate reconciliation and (2) income taxes paid disaggregated by jurisdiction. The new standard is effective for annual periods beginning after December 15, 2024. We prospectively adopted ASU 2023-09 for the year ended September 30, 2025. The additional required disclosures did not have a material impact on our consolidated financial statements.

Recent Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, “Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses,” which requires the disaggregation of certain expenses in the notes of the financial statements to provide enhanced transparency into the expense captions presented on the face of the statements of operations. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027, and may be applied either prospectively or retrospectively. Early adoption is permitted. The adoption will require certain additional disclosure in the notes to the Company’s consolidated financial statements.

In July 2025, the FASB issued ASU 2025-05, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets,” which provides a practical expedient for entities to estimate expected credit losses on current accounts receivable and current contract assets arising from revenue transactions accounted for under ASC 606. ASU 2025-05 is effective for the Company for annual periods beginning after December 15, 2025, and interim periods within those annual periods. The Company is evaluating the impact of this standard on its financial statements and related disclosures.

In September 2025, the FASB issued ASU 2025-06, “Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software,” which removes all references to prescriptive and sequential software development stages and establishes new criteria for the capitalization of internal-use software costs. ASU 2025-06 is effective for annual periods beginning after December 15, 2027, and interim periods within annual periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of this guidance on its consolidated financial statements and disclosures.

Related parties

Related party transactions are the transfer of resources, services or obligations between the Company and a related party, regardless of whether a price is charged in return. Related party transactions that are carried out between the Company are eliminated for consolidation purposes.

As of September 30, 2025 and 2024, the Company maintained transactions with related parties. Information on related parties is described in Note 14.

3. Revenue

Revenue is generated from the Company’s operations in the United States and Europe. The following table presents our revenues disaggregated by service type. This level of disaggregation takes into consideration how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors:

	September 30,
	2025	2024
Enterprise Platform Access	259,875	534,582
Delivery-as-a-Service	132,864	8,392
Total revenue	392,739	542,974

Enterprise Platform Access

The Company generates revenue by providing customers access to its integrated drone platform and related operational infrastructure, including aircraft availability, cloud-based software access, tooling and spare parts, maintenance, support, training, and reporting services, which enable customers to perform delivery operations using the Company’s technology.

Delivery-as-a-Service

The Company generates revenue by installing, operating, and managing drone delivery networks on behalf of customers, including providing remote piloting, ground operations, system maintenance, cloud platform access, reporting, training, and operational support services.

4. Fair Value Measurements

Assets Measured at Fair Value on a Recurring Basis

The following tables present the Company’s financial assets and liabilities measured at fair value on a recurring basis as of September 30, 2025 and September 30, 2024:

	Fair Value Measurements
	as of September 30, 2025
	Level 1	Level 2	Level 3	Total
Financing warrants	$-	$-	$614,680	$614,680
Total liabilities at fair value	$-	$-	$614,680	$614,680

	Fair Value Measurements
	as of September 30, 2024
	Level 1	Level 2	Level 3	Total
Change of control warrants	$-	$-	$71,822	$71,822
Conversion warrants	-	-	510,348	510,348
Embedded derivative liabilities	-	-	5,714,957	5,714,957
Total liabilities at fair value	-	-	6,297,127	6,297,127

Valuation Techniques and Significant Unobservable Inputs (Level 3)

For the warrants described below fair value is determined at each measurement date using a probability weighted scenario model that requires management to estimate the probability of settlement outcomes, including scenarios where an event fails to occur and therefore the warrant cannot be exercised. To value these outcomes, the Company must estimate the underlying preferred round valuation that provides the basis for the number of warrant shares that will be received by the holder and various inputs to a probability weighted scenario model.

Change of Control Warrants

The Company’s Change of Control warrants are classified as derivative liabilities under ASC 815-40 because the settlement share counts are variable, causing the instruments to fail the fixed-for-fixed criteria required for equity classification. The Change of Control warrants expired on January 31, 2025. Fair value is determined at each measurement date using the probability weighted scenario model which is considered to be a Level 3 fair value measurement. Key assumptions include:

Assumptions	FY 2025	FY 2024
Risk free interest rate	-	5.37%
Expected volatility	-	70%
Expected term (in years)	-	1
Exercise Price of Warrant	-	0.01
Common stock fair value per share ($)	-	1.42

Conversion Warrants

The Company’s Conversion warrants are classified as derivative liabilities under ASC 815-40 because the settlement share counts are variable, causing the instruments to fail the fixed-for-fixed criteria required for equity classification. Fair value is determined at each measurement date using the probability weighted scenario model, which is a Level 3 fair value measurement. The range of key assumptions include:

Assumptions	FY 2025	FY 2024
Risk free interest rate	3.66-3.94%	3.66%
Expected volatility	70%	65%
Expected term	2	2
Probability of qualifying financing event	40% - 100%	50%
Exercise Price of Warrant	$0.01	$0.01
Common stock fair value per share	$1.08	$1.08

Financing Warrants

The Company’s Financing warrants in FY2025 are classified as derivative liabilities under ASC 815-40 because the settlement share counts are variable, causing the instruments to fail the fixed-for-fixed criteria required for equity classification. Fair value is determined at each measurement date using the probability weighted scenario model, which is considered to be a Level 3 fair value measurement. The range of key assumptions include:

Assumptions	FY 2025	FY 2024
Risk free interest rate	3.60-4.28%	-
Expected term	2	-
Expected volatility	60-70%	-
Probability of qualifying financing event	40% - 100%	-
Exercise Price of Warrant	$0.01	-
Common stock fair value per share	$1.08-1.84	-

Expected volatility is estimated using annualized historical volatility of a selected peer group of comparable publicly traded companies. The most sensitive nature of estimates in the above valuations is the fair value of an underlying qualified round and the probability of events considered.

Embedded Derivative Liabilities — Convertible Notes

The Company’s convertible notes contain embedded conversion features that require bifurcation as separate derivative instruments under ASC 815-15, as the economic characteristics and risks of the conversion feature are not clearly and closely related to the host debt instrument. The fair value of these embedded derivatives is estimated by using a with-and-without methodology: the convertible note is valued in its entirety (with the embedded conversion feature), and then without it, with the difference representing the fair value of the bifurcated derivative. The without scenario applies a credit-adjusted discount rate reflecting the Company’s estimated standalone borrowing cost absent the conversion feature and consideration of outcomes including default. In addition, the with scenario contemplates the probability of various conversion events defined by the underlying agreement, timeline to conversion, or default event based on the circumstances during each of the reporting dates. The range of key assumptions include:

Assumptions	FY 2025	FY2024
Credit adjusted discount rate	22%	22%
Probability of qualifying financing event	70 – 100%	50%
Expected term to conversion / maturity	0.8 - 2.71	0.83 – 3.0
Qualified financing price	$4.51 - $6.23	$4.2

Level 3 Roll-Forward

The following table presents the changes in Level 3 financial liabilities measured at fair value using significant unobservable inputs on a recurring basis for the years ended September 30, 2025 and 2024:

	Warrant Liabilities	Embedded Derivatives	Total
Balance as of September 30, 2023	$713,414	$4,060,520	$4,773,934
Issuances	-	86,700	86,700
Changes in fair value recognized in earnings	(131,244)	1,567,737	1,436,493
Balance as of September 30, 2024	582,170	5,714,957	6,297,127
Issuances	506,921	-	506,921
Changes in fair value recognized in earnings	365,162	19,026,449	19,391,611
Reclassifications to equity upon debt conversion	(839,573)	(24,741,406)	(25,580,979)
Balance as of September 30, 2025	$614,680	$-	$614,680

Changes in fair value related to the derivative and warrant liabilities are reported as separate line items on the statements of operations.

5. Property, Plant and Equipment, net

Property and equipment, net consists of the following:

	September 30,
	2025	2024
Computer equipment	$123,812	$127,623
Furniture and fixtures	88,335	88,335
Software	150,757	150,757
Construction in process	374,793	577,644
Equipment and machinery	261,949	270,344
Drone and landing pads	729,408	519,384
Leasehold improvements	77,514	77,514
Property, plant, and equipment, gross	1,806,568	1,811,601
Accumulated depreciation	(1,186,071)	(1,024,058)
Property, plant, and equipment, net	$620,497	$787,543

Depreciation expense was $172,972 and $449,700 in the years ended September 30, 2025 and 2024, respectively.

Construction in process consists of parts inventory for drone manufacturing and capitalized labor and overhead and is not subject to amortization until the finished good drone is placed into service.

6. Convertible Notes and Non-Convertible Promissory Notes

The Company accounts for convertible promissory notes in accordance with ASC 470, Debt. Upon issuance of convertible notes with detachable warrants or other freestanding instruments, the Company allocates the total proceeds among the individual instruments based on their relative fair values at the date of issuance if all instruments are classified as equity or using the residual method if any instrument is classified as a liability.

Unamortized debt discount is presented as a direct reduction of the related notes payable on the consolidated balance sheet and is amortized to interest expense over the term of the note using the effective interest method.

2023 Convertible Notes

On July 31, 2023, the Company entered into a Note and Warrant Purchase Agreement (the “July 2023 NPA”) with multiple accredited investors. The July 2023 NPA authorized the issuance of convertible promissory notes (the “2023 Notes”) in an aggregate principal amount not to exceed $8,000,000, together with freestanding warrants to purchase shares of the Company’s common stock (the “Change of Control” and the “Conversion Warrants”). The Company issued $8,000,000 in total principal. The 2023 Notes are unsecured obligations of the Company.

The 2023 Notes bore interest at 8% per annum, and were originally scheduled to mature on July 31, 2025. The 2023 Notes were convertible into shares of the Company’s preferred stock upon certain triggering events, including a qualified financing, a change of control, an initial public offering, or at maturity at the election of the holders.

The Company concluded that the embedded conversion feature in the 2023 Notes required bifurcation as a derivative liability under ASC 815-15. The bifurcated derivative was recorded at fair value at issuance, with the resulting debt discount amortized to interest expense using the effective interest method. Subsequent changes in fair value were recognized in the statements of operations prior to extinguishment as described below. See Note 4 — Fair Value Measurements.

Each 2023 Note was issued with a freestanding Change of Control and Conversion Warrant to purchase shares of the Company’s common stock at an exercise price of $0.01 per share. The Change of Control and Conversion Warrants are classified as derivative liabilities and measured at fair value through earnings. See Note 7 — Derivative Liabilities and Note 4 — Fair Value Measurements.

On July 18, 2025, the Company and the holders of more than 50% of the aggregate outstanding principal amount of the 2023 Notes executed an Omnibus Amendment to the July 2023 NPA. The 2023 NPA Amendment restructured the conversion mechanics of the 2023 Notes including reducing the threshold for automatic conversion from $20,000,000 to $1,000,000 in preferred stock proceeds.

On July 28, 2025, the Company and the Majority in Interest of Investors executed Omnibus Amendment No. 2 to Convertible Promissory Notes (the “July 28 Amendment”), effective as of that date. The July 28 Amendment’s sole substantive modification was to extend the maturity date of all 2023 Notes from July 31, 2025 to September 15, 2025.

The Company evaluated the July 18 Amendment and July 28 Amendment (collectively, the “July 2025 Amendments”) under ASC 470-60 and concluded that the amendments constitute a troubled debt restructuring. At the time of the amendments, the Company was experiencing recurring operating losses, negative operating cash flows, and was unable to repay the 2023 Notes in cash at maturity without the benefit of the amended conversion terms. The Company determined that the reduction in the conversion threshold from $20,000,000 to $1,000,000, together with the maturity extension to September 15, 2025, represented a concession that would not have been available from a market-rate lender given the Company’s financial condition. Because the aggregate undiscounted future cash flows under the restructured terms exceeded the carrying amount of the 2023 Notes at the amendment date, no gain on debt restructuring was recognized.

On September 2, 2025, upon consummation of the qualifying Series B-3 financing (Note 9), the outstanding principal of $8,000,000 and accrued interest of $1,191,035 on the 2023 Notes automatically converted into 3,419,398 shares of Series B-4 Preferred Stock. The Company did not accrue interest from the period June 20, 2025 to the date of the qualifying preferred stock financing as per the Series B-3 financing agreement. Upon conversion, the associated fair value of the embedded derivative liability of $21,302,850 was converted to the carrying value of the preferred stock. No balance remains as of September 30, 2025.

2024 Convertible Notes

On June 14, 2024, the Company entered into a Note Purchase Agreement (the “June 2024 NPA”) with multiple accredited investors, authorizing the issuance of convertible promissory notes (the “2024 Notes”) in an aggregate principal amount not to exceed $10,000,000. The Company issued $1,581,192 in aggregate principal under the June 2024 NPA through the period ended September 30, 2024 and an additional $400,000 in October 2024. The 2024 Notes bore interest at 8% per annum, and were originally scheduled to mature on June 14, 2027. The 2024 Notes were convertible into shares of the Company’s preferred stock upon certain triggering events, including a qualified financing, a change of control, an initial public offering, or at maturity at the election of the holders.

The Company concluded that the embedded conversion feature in the 2024 Notes required bifurcation as a derivative liability under ASC 815-15. The bifurcated derivative was recorded at fair value at issuance, with the resulting debt discount amortized to interest expense using the effective interest method. Subsequent changes in fair value were recognized in the statements of operations prior to extinguishment as described below. See Note 4 — Fair Value Measurements.

On July 18, 2025, the Company and the holders of more than 50% of the aggregate outstanding principal amount of the 2024 Notes executed an Omnibus Amendment to Note Purchase Agreement and Convertible Promissory Notes and Warrant Agreement (the “2024 NPA Amendment”). The 2024 NPA Amendment restructured the conversion mechanics of the 2024 Notes on substantially the same terms as the 2023 NPA amendment, including reducing the threshold for automatic conversion from $20,000,000 to $1,000,000 in preferred stock proceeds. In connection with the 2024 NPA Amendment, the Company issued freestanding warrants to purchase shares of the Company’s Voting Common Stock to each investor (the “Conversion Warrants”). The Conversion warrants have the same mechanics as the previous ones issued in connection with the July 2023 NPA. These warrants have an exercise price of $0.01 per share, a variable share count based on the lowest price per share in the triggering financing, and expire on July 18, 2035. They are classified as derivative liabilities and measured at fair value through earnings. See Note 7 — Derivative Liabilities and Note 4 — Fair Value Measurements.

The 2024 NPA Amendment was accounted for as an extinguishment under ASC 470-50 as the present value of modified debt’s cash flows exceeded the present value of the original debt’s remaining cash flows by more than 10% at the time of the amendment. The Company recorded a gain of $1,809,058 on the extinguishment for the period ended September 30, 2025.

On September 2, 2025, upon consummation of the qualifying Series B-3 financing (Note 9), the outstanding principal of $1,981,192 and accrued interest of $138,193 on the 2024 Notes automatically converted into 551,935 shares of Series B-5 Preferred Stock. The Company did not accrue interest from the period June 20, 2025 to the date of the qualifying preferred stock financing as per the Series B-3 financing agreement. Upon conversion, the associated fair value of the embedded derivative liability of $3,438,555 was converted to equity as additional paid-in-capital. No balance remains as of September 30, 2025.

The following table presents the carrying amounts of the convertible promissory notes as of each balance sheet date presented. All outstanding notes converted into preferred stock on September 2, 2025 and no balance remains as of September 30, 2025.

	September 30,
	2025	2024
2023 notes – principal	-	$8,000,000
Less: unamortized debt discount	-	(2,468,190)
2023 notes - carrying value, net	-	5,531,810
2024 notes - principal	-	1,581,192
Less: unamortized debt discount and debt issuance costs	-	(107,595)
2024 notes - carrying value, net	-	1,473,597
Total convertible notes, net	-	$7,005,407

Non-Convertible promissory notes

On January 3, 2025, the Company entered into the Note and Warrant Purchase Agreement (“January 2025 NPA”) pursuant to which it agreed to issue secured promissory notes (the “2025 Notes”) and accompanying warrants (see Note 7) to purchase shares of Common Stock to a series of accredited investors. The Company issued $2,000,000 in aggregate principal under the January 2025 NPA and an additional $2,176,510 through August 2025. The 2025 Notes bore interest at 20% per annum, and were originally scheduled to mature on December 31, 2025. See Note 15 – Subsequent events. The 2025 Notes are secured by a first-priority security interest in substantially all assets of the Company, including accounts receivable, equipment, inventory, intellectual property, deposit accounts, and general intangibles.

On August 8, 2025, the Company and the holders of more than 50% of the aggregate outstanding principal amount of the 2025 Notes executed an Omnibus Amendment to the January 2025 NPA. The Amendment increased the interest rate to 25% for all the promissory note holders. Also, it added an investor cancellation right in which if an Equity Financing occurs on or prior to the maturity date, each investor has the right, at the investor’s option, to cancel the outstanding principal and all accrued interest in exchange for shares of preferred stock at the per-share price paid by other new money purchasers in the equity financing.

The Company evaluated the August 8, 2025 amendment and concluded a substantive conversion option was added, which was the Investor Cancellation Right. This right allows investors to convert their debt into equity upon an equity financing. This feature benefits the investors by providing optionality. It does not reduce the debtor’s interest burden, extend time to payment, or otherwise improve the debtor’s financial position. The feature was entirely absent at issuance, and fundamentally changes the character of the instrument from pure debt to debt with an equity conversion pathway. Given at the time of the amendment, the Company was closing it’s B-3 preferred round, it was determined the cancellation right is a substantive conversion option and under ASC 470-50-40-10, and the modification was treated as an extinguishment. The Company recorded a loss of $236,493 on the extinguishment for the period ended September 30, 2025.

The carrying value of the 2025 Notes was $4,176,510 as of September 30, 2025. The principal payment of $4,176,510 was due on December 31, 2025, prior to extension disclosed in Note 15.

Interest expense recognized on the convertible notes and promissory notes, including amortization of debt discount, was $5,713,626 and $2,727,710 for the years ended September 30, 2025 and 2024, respectively.

7. Derivative Liabilities

Freestanding Warrants

The Company has issued convertible promissory notes and freestanding warrants in connection with several financing transactions. Certain of these instruments are required to be classified and measured as derivative liabilities under ASC 815, Derivatives and Hedging. All derivatives are classified as current or non-current liabilities based on the anticipated settlement date and are remeasured at fair value at each balance sheet date, with changes in fair value recognized in the statement of operations.

The Company has issued four series of freestanding warrants in connection with its note financing arrangements, each classified as a derivative liability and measured at fair value at each reporting date, with changes recognized in the statement of operations.

In connection with the July 2023 NPA, the Company issued Change of Control warrants (“CoC Warrants”) to noteholders. The number of shares issuable under each CoC Warrant was variable, determined by a formula based on the implied equity value of the Company upon a Change of Control, causing the warrants to fail the fixed-for-fixed test under ASC 815-40-15. The initial fair value of the CoC Warrants recorded as a discount to the note was $71,822. The CoC Warrants expired on January 31, 2025 without being exercised, and the related derivative liabilities were derecognized with a corresponding gain recognized in the fiscal year ended September 30, 2025.

Concurrently with the July 2023 NPA notes, the Company issued Conversion Financing warrants (the “CW-Series Warrants”) to each noteholder. Each CW-Series Warrant entitled the holder to receive shares of common stock upon a Qualified Financing, with the number of shares determined by dividing a fixed dollar amount by the Qualified Financing share price — a variable quantity contingent on a future financing event. The variable share count caused these warrants to fail the fixed-for-fixed test under ASC 815-40-15, requiring derivative liability classification from inception. The initial fair value of the CW-Series Warrants recorded as a discount to the note was $641,592. On September 2, 2025, upon conversion of the July 2023 NPA notes into Preferred Stock, the CW-Series Warrants were net exercised into common stock shares and the related warrant liabilities were derecognized with reclassification to additional paid-in capital.

On July 18, 2025, in connection with the July 2025 Omnibus Amendment to the July 2024 NPA, the Company issued additional warrants (the “Conversion Warrants”) to noteholders as consideration for the amendment. Each warrant entitles the holder to receive shares of common stock equal to 50% of the holder’s outstanding principle divided by the price per share in a future Qualified Financing, at an exercise price of $0.01 per share. The variable share count requires derivative liability classification under ASC 815-40-15, consistent with the CW-Series Warrants. The initial fair value of the Conversion Warrants recorded as a discount to the note was $152,121. These warrants were net exercised on September 2, 2025 concurrently with the note conversion, and the related warrant liabilities were derecognized with reclassification to additional paid-in capital.

In connection with the January 3, 2025 Note and Warrant Purchase Agreement (the “January 2025 NPA”), the Company issued freestanding warrants (the “Financing Warrants”) to noteholders across multiple closings from January through August 2025, with aggregate notes of approximately $4.2 million issued. Each Financing Warrant entitles the holder to receive shares of common stock with a value equal to a specified multiple of the holder’s note principal, determined based on the price per share in a future Qualified Financing, at an exercise price of $0.01 per share. The variable share count causes these warrants to fail the fixed-for-fixed test under ASC 815-40-15, requiring derivative liability classification. The initial fair value of the Financing Warrants recorded as a discount to the note was $95,291. The fair value at each closing was recognized as a debt discount on the related promissory notes. As of September 30, 2025, the Financing Warrants remain outstanding and are carried at fair value.

The fair value measurements of the Company’s freestanding warrants, including the valuation methodology, significant unobservable inputs, and Level 3 roll-forward, are disclosed in Note 4— Fair Value Measurements.

Embedded Derivative Liabilities

The Company’s convertible promissory notes issued under the July 2023 NPA and June 2024 NPA contained embedded conversion features that required bifurcation as derivative liabilities under ASC 815-15. Each conversion feature functioned as a share-settled redemption feature — the holder received a variable number of shares with an aggregate value in excess of principal, which meets the definition of a derivative. Each bifurcated derivative was recognized at fair value at issuance, with the residual proceeds allocated to the debt host at amortized cost, and remeasured at fair value at each reporting date with changes recognized in the statement of operations.

The July 2023 NPA notes bore interest at 8% per annum and provided for conversion into Preferred Stock upon a Qualified Financing, Non-Qualified Financing, Change of Control, or IPO. The conversion price was the lesser of (i) 80% of the lowest price per share in the applicable financing (a 20% discount) or (ii) $100,000,000 divided by the Fully Diluted Capitalization immediately prior to such financing. The variable conversion price and resulting variable share count require bifurcation of the conversion feature as a derivative liability under ASC 815-15.

The June 2024 NPA notes bore interest at 8% per annum, were to mature on June 14, 2027, and provided for conversion into Preferred Stock upon a Qualified Financing, Non-Qualified Financing, Change of Control, or IPO. The conversion price was the lesser of (i) 85% of the lowest price per share in the applicable financing (a 15% discount) or (ii) $125,000,000 divided by the Fully Diluted Capitalization immediately prior to such financing. Consistent with the July 2023 NPA analysis, the variable conversion price required bifurcation of the conversion feature as a derivative liability under ASC 815-15.

On September 2, 2025, the 2023 Notes and 2024 Notes, along with the embedded derivative liabilities converted into Preferred Stock in connection with a Qualified Financing.

The fair value measurements of the Company’s derivative liabilities, including the valuation methodology, significant unobservable inputs, and Level 3 roll-forward, are disclosed in Note 4— Fair Value Measurements.

8. Stock-based Compensation

The Company’s 2011 Equity Incentive Plan (the “2011 Plan”), as amended, permits the grant of various equity awards to employees, directors and consultants and is administrated by the Board of Directors.

The number of shares available for issuance under the 2011 Plan totaled 9,158,219 and continues in effect for a term of ten (10) years from the later of the effective date of the Plan or the earlier of the most recent approval of an increase in the number of shares reserved for issuance under the plan. As of September 30, 2025, there were 2,491,999 shares available for issuance under the plan

Stock-based compensation expense is classified based on the cost center to which the award holder belongs. The Company recorded stock-based compensation expense in the consolidated statements of operations as follows (in thousands):

	Year ended
	September 30,
	2025	2024
Research and development	$212,185	$249,346
General and administrative	450,263	855,100
Total stock-based compensation expense	$662,448	$1,104,446

Stock-based compensation expense related to stock options was $662,448 and $1,104,446 for the years ended September 30, 2025 and 2024, respectively. As of September 30, 2025, total unrecognized compensation cost related to unvested stock option awards was $993,791, which is expected to be recognized over a weighted-average period of 2.3 years.

A summary of information related to stock options for the years ended September 30, 2025 and 2024 is as follows:

	Options	Weighted Average Exercise Price	Intrinsic Value
Outstanding as of September 30, 2023	2,624,280	$1.49
Granted	2,056,461	1.42
Exercised	-	-
Forfeited	(214,401)	1.44
Expired	(256,368)	1.25
Outstanding as of September 30, 2024	4,209,972	1.47
Granted	905,000	1.08
Exercised	(5,050)	1.76
Forfeited	(291,454)	1.44
Expired	(303,605)	1.80
Outstanding as of September 30, 2025	4,514,863	$1.37	$419,392

Exercisable as of September 30, 2025	3,255,681	$1.38	$419,392
Exercisable and expected to vest at September 30, 2025	4,514,863	$1.37	$419,392

As of September 30, 2025, the weighted average duration to expiration of outstanding options was 6.46 years.

The stock options granted during the years ended September 30, 2025 and 2024 were valued using the Black-Scholes pricing model using the range of inputs as follows:

Assumptions	FY 2025	FY 2024
Risk free interest rate	4.36% - 4.41%	4.22% - 4.65%
Expected volatility	61.4% - 63.1%	62.8% - 64.17%
Expected term	5.1 - 6.1	5.0 - 6.0
Dividend yield	$-	$-

The weighted average grant date fair value of options granted during 2025 and 2024 was $0.66 and $0.85, respectively.

9. Convertible Preferred Stock

All series of the Company’s redeemable convertible preferred stock are classified as mezzanine (temporary) equity on the consolidated balance sheets pursuant to ASC 480-10-S99 and ASR 268, as redemption is contingent upon deemed liquidation events or a sale of the Company — events outside the Company’s control. No accretion to redemption value has been recorded as redemption is not currently probable.

On September 2, 2025, the Company entered into a Series B-3 Preferred Stock and Warrant Purchase Agreement (the “Series B-3 financing”) which involved the issuance of three classes of preferred stock (Series B-3, Series B-4, and Series B-5), Non-Voting Common Stock warrants (see Note 10), and the conversion of previously outstanding convertible promissory notes (See Note 6). The financing involved 3 components: 1) issuance of B-3 preferred stock which resulted in proceeds of $1,339,478; 2) issuance of Series B-4 preferred stock through the conversion of the 2023 convertible notes of $9,191,035; 3) issuance of Series B-5 preferred stock through the conversion of the 2024 convertible notes of $2,119,835. As part of the Series B-3 financing, an entity affiliated with a member of the Company’s Board of Directors invested $744,999 in the offering.

Additionally, the Company’s Restated Certificate was amended to include a pay-to-play provision whereby any existing preferred holder (Series Seed through Series B-2) that did not purchase its pro-rata share of the Series B-3 offering within 30 days of closing was automatically converted into Non-Voting Common Stock at a 15:1 ratio (Note 15— Subsequent Events).

As of September 30, 2025, preferred stock was made up of the following:

Series	Original Issue Price	Liquidation Preference/Share	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Common Stock Issuance Upon Conversion	Liquidation Preference
Series Seed	2.62	2.62	2,500,435	2,500,435	$6,481,810	2,500,435	$6,572,873
Series A	3.40	3.40	4,883,780	4,883,780	16,411,362	4,883,780	16,620,724
Series A-2	5.33	5.33	1,918,688	1,918,688	10,226,607	1,918,688	10,226,607
Series B-1	8.23	8.23	5,494,038	5,494,038	45,088,848	5,494,038	45,215,933
Series B-2	9.40	9.40	11,921	11,921	112,057	11,921	112,057
Series B-3	6.23	6.23	3,206,844	214,757	1,339,364	214,757	1,339,364
Series B-4	2.68	2.68	3,419,398	3,419,398	30,493,849	3,419,398	9,191,000
Series B-5	3.83	3.83	551,935	551,935	5,557,908	551,935	2,119,353
Total			21,987,039	18,994,952	$115,711,805	18,994,952	$91,397,911

Upon a liquidation, dissolution, or deemed liquidation event, each holder receives the greater of (i) the Original Issue Price plus declared but unpaid dividends, or (ii) the as-converted value, with all series ranking pari passu. Dividends are non-cumulative and none have been declared or paid in any period presented. Each share auto-converts into fully-paid, non-assessable shares of Voting Common Stock at the applicable conversion rate being either; (1) Immediately before a qualified IPO in which the Company raises at least $40 million in gross proceeds and its shares are listed on Nasdaq, the NYSE, or another approved exchange; or (2) Upon written request by holders of a majority of the outstanding Preferred Stock (on an as-converted basis), effective at the time specified in the request.

10. Equity

Common Stock

The Company is authorized to issue 39,000,000 shares of common stock, $0.0001 par value per share. As of September 30, 2025 and 2024, 6,322,254 and 5,521,098 shares were issued and outstanding, respectively. Each share of common stock entitles the holder to one vote per share. Holders of common stock are entitled to receive dividends if and when declared by the Board of Directors. No dividends were declared or paid during the years ended September 30, 2025 and 2024.

Additionally, the Company is authorized to issue 1,000,000 shares of common stock which is considered non-voting at $0.0001 par value per share. As of September 30, 2025 and 2024, there were no non-voting common shares issued and outstanding.

Warrants

During the years ended September 30, 2025 and 2024, CoC warrants and Conversion Warrants were either issued or outstanding and liability classified (Note 6) and the shares to which they convert were variable. The CoC warrants expired unexercised. The underlying shares for Conversion Warrants became known upon the Series B-3 Qualified Financing and immediately net exercised for common stock. The Company issued 796,106 shares of common stock for these warrants during the year ended September 30, 2025.

See Note 7 for liability classified warrants that remain outstanding as of September 30, 2025.

In connection with the September 2, 2025 Series B-3 financing, the Company issued CWNV warrants equal to 33% of Series B-3 shares purchased by each pro rate purchaser at an exercise price of $0.01 per share. The warrants expire at the earlier of (a) June 20, 2035; (b) change of control; (c) IPO. There were up to 1,000,000 warrant shares authorized. The warrants were determined to be equity-classified instruments in accordance with ASC 815-40, as they are indexed to the Company’s own stock and meet all equity classification conditions. As of September 30, 2025, 29,357 warrants remained outstanding and unexercised.

Redeemable Convertible Preferred Stock

The Company’s Series Seed, Series A, Series B-1, Series B-2, Series B-3, Series B-4, and Series B-5 redeemable convertible preferred stock are classified outside of permanent stockholders’ equity (deficit) on the consolidated balance sheets in accordance with ASC 480-10-S99 and SEC Staff guidance (ASR 268), as the shares are redeemable upon the occurrence of certain deemed liquidation events outside the Company’s control. See Note 9 on Redeemable Convertible Preferred Stock.

11. Income tax

Income tax expense for the years ended September 30, 2025 and 2024 consists of foreign and state taxes of $8,492 and $3,650, respectively. The Company’s effective income tax rate differs from the federal statutory rate primarily because of certain expenses that are deductible for financial statement purposes but are not deductible for income tax purposes, research tax credits, the effect of state and foreign income taxes and the impact of valuation allowances.

The Company has elected to prospectively adopt the guidance in ASU No, 2023-09, Income Taxes (Topic 740): Improvements to Income Taxes Disclosures. The reconciliation of the federal statutory income tax rate to the Company’s provision for income taxes for the year ended September 30, 2025 in accordance with the guidance in ASU No. 2023-09 is as follows:

	Year ended
	September 30,
	2025	Percent	2024	Percent
US federal statutory tax rate	$(6,379,165)	21.00%	$(2,703,837)	21.00%
State and local income taxes, net of federal income tax effect	1,424	0.00%	1,007	-0.01%
Foreign tax effects	(2,755)	0.01%	(2,158)	0.02%
Tax credits	(196,546)	0.65%	(335,690)	2.61%
Changes in valuation allowance	1,214,197	-4.00%	1,989,778	-15.45%
Non taxable or nondeductible items	319,045	-1.05%	121,172	-0.94%
Change in fair value of derivative liability	3,995,554	-13.15%	301,664	-2.34%
Disallowed interest expense on convertible debt	997,775	-3.28%	571,823	-4.44%
Changes in unrecognized tax benefits	58,964	-0.19%	59,892	-0.47%
Total tax expense	$8,493	-0.03%	$3,651	-0.03%

Deferred income tax assets or (liabilities) are the result of temporary differences between the Company’s financial statements and taxable amounts and are comprised of the following amounts as of September 30, 2025 and 2024:

	2025	2024
Deferred tax assets (liabilities):
Net operating loss carryforwards	$20,147,678	$17,328,202
Credits carryforwards	3,312,684	3,098,155
Accruals and reserves	-	6,945
Lease liability, net	486	4,230
Property and equipment	554,159	2,165,161
Share-based compensation	40,751	130,075
Total net deferred tax assets	24,055,758	22,732,768
Less: valuation allowance	(24,055,758)	(22,732,768)
Net deferred tax asset	$-	$-

In assessing the ability to realize deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which temporary differences become deductible or includable in taxable income. Management considers projected future taxable income and tax planning strategies in making this assessment. Management believes that there is a possibility that deferred taxes may not be utilized and, accordingly, a full valuation allowance has been recorded.

As of September 30, 2025 the Company has net operating loss carryforwards of $87,765,125 for federal purposes. These consist of $9,820,637 in pre-2018 NOLs which are limited to a 20-year carryforward and will begin to expire in 2032, and $77,984,487 in post-2017 NOLs which do not expire, but these losses can only offset 80% of taxable income in any year. As of September 30, 2025 the Company had a state net operating loss of approximately $47,161,308 that begins to expire in 2034.

As of September 30, 2025 the Company had federal and state research and development tax credit carryforwards of approximately $1,894,431 and $1,418,253, respectively. If not utilized, the federal research and development tax credit carryforwards begin to expire in 2037 and CA credits carry over indefinitely.

The technical merits of a tax position derive from both statutory and judicial authority (legislation and statutes, legislative intent, regulations, rulings, and case law) and their applicability to the facts and circumstances of the tax position. If a tax position does not meet the more-likely-than-not recognition threshold, the benefit of that position is not recognized in the financial statements. The second step is measurement. A tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate resolution with a taxing authority.

Uncertain tax positions are evaluated based upon the facts and circumstances that exist at each reporting period. Subsequent changes in judgment based upon new information may lead to changes in recognition, de-recognition, and measurement. Adjustments may result, for example, upon resolution of an issue with the taxing authorities, or expiration of a statute of limitations barring an assessment for an issue.

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits (in thousands):

The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense.

	September 30,
	2025	2024
Unrecognized tax benefits, beginning of period	$1,480,590	$1,375,779
Tax positions taken in prior periods:
Gross increases	100,707	104,811
Gross decreases	-	-

Tax positions taken in current period:
Gross increases	-	-
Settlements	-	-
Lapse of statute of limitations	-	-
Unrecognized tax benefits, end of period	$1,581,297	$1,480,590

The Company had no accrual for interest and penalties on the consolidated balance sheets and has not recognized interest and/or penalties in the consolidated statements of operations for the years ended September 30, 2025 and 2024.

The Company is subject to taxation in the United States and various State jurisdictions. The Company’s tax years from fiscal year 2022 are subject to examination by the United States and state taxing authorities due to the carryforward of unutilized NOLs.

We have ownership interests in controlled foreign corporations. During 2025 the Company analyzed the potential impact of the Tax Act provisions relating to Global Intangible Low-Taxed Income (“GILTI”) as well as Base Erosion and “&“Anti-Abuse Tax (“BEAT”). Based on the foreign subsidiaries’ tax position, the Company will not incur any impact relating to these two provisions.

The One Big Beautiful Bill Act of 2024 (the “OBBBA”) was enacted in the United States on July 4, 2025. The OBBBA includes a U.S. income tax provision for the reinstatement of immediate expensing for domestic research and experimentation (“R&E”) expenditures under Section 174 and the acceleration of remaining unamortized R&E balances. Pursuant to the OBBBA, the Company has not elected to deduct the remaining domestic R&E capitalized in tax year 2024. The OBBBA did not have a material impact on the Company’s effective tax rate for the year ended September 30, 2025, but could result in a significant reduction to the Company’s intangible deferred tax asset and corresponding valuation allowance offset.

12. Commitments and contingencies

Lease – Right of Use Asset and Liability

The Company leases its facilities, which include office and R&D space, under non-cancelable lease agreements with terms expiring in November 2026. Certain of these arrangements have free rent and escalating rent payment provisions. Under such arrangements, the Company recognizes an ROU asset and lease liability on the consolidated balance sheets. Lease costs are recognized on a straight-line basis over the non-cancelable lease term.

The following summarizes the cash flow and noncash information related to the operating leases (in thousands):

	Year ended
	September 30,
	2025	2024
Operating cash flows paid for operating leases	461,919	255,380
Right-of-use assets obtained in exchange for operating lease obligations	859,310	486,673

Total lease expense was $446,379 and $419,928 for the periods ended September 30, 2025 and 2024, respectively.

Weighted average lease terms and discount rates were as follows:

	September 30,
	2025	2024
Weighted-average remaining lease term (in years)	1.17	0.67
Weighted-average discount rate	9.25%	8.25%

The maturities of operating lease liabilities as of September 30, 2025 are as follows (in thousands):

Year Ending September 30,	Amount
2026	611,303
2027	103,901
Total undiscounted future cash flows	715,204
Less: imputed interest	(34,759)
Total minimum payments	680,445

Other Commitments

During fiscal year 2025, certain employees voluntarily agreed to temporary salary reductions as part of the Company’s cost management initiatives. Under the terms of these arrangements, the Company may, subject to approval by its Board of Directors, repay the foregone compensation at a multiple of 1.25 of their original compensation.

Such repayment is discretionary and not contractually guaranteed. As of September 30, 2025, no amounts have been accrued related to these arrangements. The Company estimates between $1.1 million to $1.2 million in potential compensation being paid out.

From time to time, the Company is a party to litigation and subject to claims incidental to its business. Although the results of litigation and claims cannot be predicted with certainty, the Company currently believes that the final outcome of ongoing matters will not have a material adverse effect on its business. Regardless of the outcome, litigation can have an adverse impact on the Company because of judgment, defense and settlement costs, diversion of management resources, and other factors. At each reporting period, the Company evaluates whether a potential loss amount or a potential range of loss is probable and reasonably estimable, requiring recognition of a loss accrual, or whether the potential loss is reasonably possible, requiring disclosure. Legal fees are expensed as incurred.

13. Segment information

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses, including revenues and expenses that relate to transactions with any of the Company’s other components. For reviewing the operational performance of the Company and for the purpose of allocating resources, the Chief Operating Decision Maker (“CODM”) of the Company, identified as the Chief Executive Officer, reviews the consolidated results as a whole. The CODM considers the Company a single operating and reportable segment, when monitoring operations, making decisions on capital and investment allocations and evaluating performance.

The accounting policies of the Segment are the same as those described in the summary of significant accounting policies. Financial information for the Segment is consistent with the financial information presented in these consolidated financial statements. Significant segment expenses that are provided to CODM on a regular basis and are included within reported measure of segment profit or loss are research and development and general and administrative. Other segment items are represented by change in fair value of derivative and warrant liabilities and interest expense.

The Statements of Operations for the years ended September 30, 2025 and 2024, reflect the significant segment expenses and other segment items, as well as the balance sheets as of September 30, 2025 and 2025, for the one reportable segment.

14. Related Party

In connection with the January 2025 NPA, the Company issued secured promissory notes and warrants to Emmanuel Raptopoulos in an arms-length transaction during the year ended September 30, 2025. The principal amount of the notes were $726,510 in aggregate with an initial interest rate of 20% and maturity date of December 31, 2025 and have similar terms as the other note holders of the January 2025 NPA. In addition, the warrants issued were the financing warrants as described in Note 6 with similar term as other warrant holders. As of September 30, 2025, the notes were outstanding in full.

In connection with the July 2023 NPA, the Company issued convertible notes and warrants to Olympic Investments, Inc. and 5G Ventures S.A., 5% holders, for $1,500,000, which bore interest at 8% per annum and was originally scheduled to mature on July 31, 2025 (See Note 4). The notes and warrants had similar terms as the other note holders of the July 2023 NPA. The note and warrant converted to convertible preferred stock on September 2, 2025.

Refer to Note 9 for additional information regarding the related party equity investment associated with the Series B-3 financing.

15. Subsequent events

The Company has evaluated subsequent events through May 12, 2026, the date the financial statements were available to be issued, and has identified the following events requiring disclosure.

In connection with the pay-to-play provision described in Note 9, existing preferred holders (Series Seed through Series B-2) converted 11,007,471 shares of convertible preferred shares into 733,811 shares of non-voting Common Stock at a 15:1 ratio.

On December 12, 2025, the Company entered into Omnibus Amendment No. 2 to its secured promissory notes issued pursuant to the Note and Warrant Purchase Agreement dated January 3, 2025, as amended. The amendment extended the maturity date of all outstanding notes to April 30, 2026. All other terms of the notes remain unchanged.

In connection with the Series B-3 financing, the Company issued an additional 701,349 shares of Series B-3 preferred stock which resulted in proceeds of $3,899,698, net of debt issuance costs, subsequent to the fiscal year end. Of the aggregate $3,899,698 investment, approximately $2,140,992 related to investments made by parties determined to be related parties.

On March 3, 2026, Matternet issued senior secured convertible promissory notes (the “Bridge Notes”) in an aggregate principal amount of $6,000,000 to accredited investors. The Bridge Notes bear interest at 10% per annum (accruing, payable at maturity), mature on September 3, 2026, and are secured by a first-priority lien on all of Matternet’s assets. The notes contain a mandatory conversion feature triggered upon the closing of a specified transaction and a forgiveness of accrued interest upon conversion. The Bridge Notes also entitle holders to contingently issuable warrants upon certain closing conditions.